                                                                   EXHIBIT 10(b)

                              EMPLOYMENT AGREEMENT

         AGREEMENT between Glacier Bancorp, Inc., hereinafter called "Company", and Michael J. Blodnick, hereinafter called "Executive",

                                    RECITALS

A. Executive has served as President and Chief Executive Officer of the Company.

B. The Company desires Executive to continue his employment at the Company under the terms and conditions of this Agreement.

C. Executive desires to continue his employment at the Company under the terms and conditions of this Agreement.

                                    AGREEMENT

1. EMPLOYMENT. The Company agrees to employ Executive and Executive accepts employment by the Company on the terms and conditions set forth in this Agreement. Executive's title will be President and Chief Executive Officer of the Company. During the term of this Agreement, Executive will serve as a director of the Company and of the Banks.

2. TERM. The term of this Agreement ("Term") is one year, beginning on January 1, 2003.

3. DUTIES. The Company will employ Executive as its President and Chief Executive Officer. Executive will faithfully and diligently perform his assigned duties, which are as follows:

         (a) Company Performance. Executive will be responsible for all aspects of the Company's performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with the Company's policies.

         (b) Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities).

         (c) Report to Board. Executive will report directly to the Company's board of directors. The Company's board of directors may, from time to time, modify Executive's title or add, delete, or modify Executive's performance responsibilities to accommodate management succession, as well as any other management objectives of the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

4. EXTENT OF SERVICES. Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in
         Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Company's prior written consent, make or maintain any investment in a business with which the Company or its subsidiaries has an existing competitive or commercial relationship.

5. COMPANY BOARD. During the term, the Company will use its best efforts to nominate and recommend Executive for election to the Company's board of directors.

6. SALARY. Executive will receive an annual salary of $240,000.00, to be paid in accordance with the Company's regular payroll schedule. Subsequent salary increases are subject to the Company's annual review of Executive's compensation and performance.

7. INCENTIVE COMPENSATION. During the Term, the Company's board of directors will determine the amount of bonus to be paid by the Company to Executive for that year. In making this determination, the Company's board of directors will consider factors such as Executive's performance of his duties and the safety, soundness and profitability of the Company. Executive's bonus will reflect Executive's contribution to the performance of the Company during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior officers at the Company. This bonus will be paid to Executive no later than January 31 of the year following the year in which the bonus is earned by Executive.

8. INCOME DEFERRAL. Executive will be eligible to participate in any program available to the Company's senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

9.       VACATION AND BENEFITS.

         (a) Vacation and Holidays. Executive will receive four weeks of paid vacation each year in addition to all holidays observed by the Company and its subsidiaries. Executive may carry over, in the aggregate, up to four weeks of unused vacation to a subsequent year. Any unused vacation time in excess of four weeks will not accumulate or carry over from one calendar year to the next. Each calendar year, Executive shall take not less than one (1) week vacation.

         (b) Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Company's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 40 1(k) plan, and Supplemental Executive Retirement Plan (SERP). The Company through this Agreement does not obligate itself to make any particular benefits available to its employees.

         (c) Business Expenses. The Company will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Company (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Company's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of the Company policy or the rules and regulations of the Internal Revenue Service.

10.      TERMINATION OF EMPLOYMENT.

         (a) Termination by the Company for Cause. If the Company terminates Executive's employment for Cause (defined below) before this Agreement terminates, the Company will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 10(a).

         (b) Other Termination by the Company. If the Company terminates Executive's employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason (defined below), the Company will pay Executive for the remainder of the Term the compensation and other benefits he would have been entitled to if his employment had not terminated.

         (c) Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Company. If termination occurs under this Section 10(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive's employment terminated.

         (d)      Termination Related to a Change in Control.

                  (1) Termination by Company. If the Company, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction (for reasons other than Executive's death, disability, or Cause) (1) terminates Executive's employment within 3 years following a Change in Control (as defined below), or (2) terminates Executive's employment before the Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, the Bank will provide Executive with the greater of (1) the payment and benefits described in
                           Section 10(d)(3) below, or (2) the compensation and other benefits he would have been entitled to for the remainder of the Term if his employment had not been terminated.

                  (2) Termination by Executive. If Executive terminates Executive's employment, with or without Good Reason, within three years following a Change in Control, the Company will provide Executive with the payment and benefits described in Section 9(d)(3).

                  (3) Payments. If Section 10(d)(1) or (2) is triggered in accordance with its terms, the Company will: (i) pay Executive in 36 monthly installments in an amount equal to 2.99 times the Executive's annual salary (determined as of the day before the date Executive's employment was terminated) and (ii) maintain and provide for 2.99 years following Executive's termination, at no cost to Executive, the benefits described in Section 9(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive's participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Company will arrange to provide Executive with either benefits substantially similar to those benefits or a cash payment of substantially similar value in lieu of the benefits.

         (e) Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this
                  Agreement:

                  (1)      the total of the payments and benefits described in
                           Section 10(d)(3) will be less than the amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

                  (2) the payment and benefits described in Section 10(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Company or its successor after the Change in Control; and

                  (3) Executive's right to receive the payments and benefits described in Section 10(d)(3) terminates (i) immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Company terminates Executive's employment for Cause, or (ii) three years after a Change of Control occurs.

         (f) Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Company, Executive must return to the Company all keys, pass cards, identification cards and any other property of the Company. At the same time, Executive also must return to the Company all originals and copies (whether in memoranda, designs, devices, diskettes, tapes, manuals, and specifications) which constitute proprietary information or material of the Company and its subsidiaries. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

         (g)      Cause. "Cause" means any one or more of the following:

                  (1) Willful misfeasance or gross negligence in the performance of Executive's duties;

                  (2)      Conviction of a crime in connection with his duties;

                  (3) Conduct demonstrably and significantly harmful to the Company, as reasonably determined on the advice of legal counsel by the Company's board of directors; or

                  (4) Permanent disability, meaning a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

         (h) Good Reason. "Good Reason" means only any one or more of the following:

                  (1) Reduction of Executive's salary or reduction or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all Company employees (or employees of a successor or controlling entity of the Company) formerly benefited;

                  (2) The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement;

                  (3) The material breach of this Agreement by the Company, or

                  (4) A relocation or transfer of Executive's principal place of employment outside Flathead County, Montana.

         (i) Change in Control. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company, within the meaning of Section 280G of the Internal Revenue Code.

11. CONFIDENTIALITY. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Company or its business operations or that of its subsidiaries, unless (1) the Company consents to the use or disclosure of confidential information; (2) the use or disclosure is consistent with Executive's duties under this Agreement, or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code Section 30-14-402), various confidential information on investment management practices, marketing plans, pricing structure and technology of either the Company or its subsidiaries. Executive will also treat the terms of this Agreement as confidential business information.

12. NONCOMPETITION. During the Term of this Agreement and for a period of three years after Executive's employment with the Company has terminated, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:

         (a) provide management, supervisory or other similar services to any person or entity engaged in any business in counties in which the Company or its subsidiaries may have a presence which is competitive with the business of the Company or a subsidiary as conducted during the term of this Agreement or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new bank.

         (b) persuade or entice, or attempt to persuade or entice any employee of the Company or a subsidiary to terminate his/her employment with the Company or a subsidiary.

         (c) persuade or entice or attempt to persuade or entice any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Company or its subsidiaries.

13.      ENFORCEMENT.

         (a) The Company and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Company, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Company and its subsidiaries confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Company request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Company to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

         (b) Executive acknowledges the Company will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Company, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Company will not be required to post a bond as a condition for the granting of this relief.

14. COVENANTS. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Company is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Company's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.      ARBITRATION.

         (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in Flathead County, Montana. The arbitrator, in rendering a decision as to any state law claims, will apply Montana law.

         (c) Exception to Arbitration. Notwithstanding the above, if Executive violates Section 11 or 12, the Company will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15.

16.      MISCELLANEOUS PROVISIONS.

         (a) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

         (b) Binding Effect. This Agreement will bind and inure to the benefit of the Company's, its subsidiaries' and Executive's heirs, legal representatives, successors and assigns.

         (c) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

         (d) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

         (e) Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

         (f) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

         (g) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         (h) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

         (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.

Signed this 30th day of December, 2002.

                                                  GLACIER BANCORP, INC.

                                                  /s/ John S. MacMillan
                                                  ------------------------------
                                                  John S. MacMillan, Chairman

Attest:

/s/ James H. Strosahl
--------------------------------
James H. Strosahl, Secretary

                                                  EXECUTIVE

                                                  /s/ Michael J. Blodnick
                                                  ------------------------------
                                                  Michael J. Blodnick